Exhibit 2.1

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (“Agreement”) dated as of July 23, 2010, by and among Radiant Oil & Gas, Inc., a Nevada corporation, 2202 Bluebonnet Drive, Richardson, Texas 75082 (“Radiant”), Jurasin Oil & Gas, Inc., a Louisiana corporation (the “Company”), with offices at 9700 Richmond Avenue, Suite 124, Houston, Texas 77042, John M. Jurasin, the majority shareholder of the Company (the “Majority Shareholder”), and the minority shareholders of the Company as set forth on the signature page hereto (collectively, with the Majority Shareholder, the “Shareholders”).

W I T N E S S E T H:

WHEREAS, as of the date hereof, the Shareholders own in the aggregate 100% of the issued and outstanding common stock of the Company (“Company Capital Stock”);

WHEREAS, on April 20, 2010, Radiant, the Company, and the Shareholders entered into a reorganization agreement, as amended on May 25, 2010, June 4, 2010, and June 11, 2010 (the “Reorganization Agreement”) pursuant to which Radiant would acquire the Company in a transaction intended to qualify as a “tax free” reorganization as contemplated by the provisions of the Internal Revenue Code of 1986, as amended (the “Reorganization”);

WHEREAS, as a condition precedent to the closing of the Reorganization, Radiant was to have raised $600,000 on or before June 30, 2010, the termination date of the Reorganization;

WHEREAS, in order to raise a minimum of $600,000 on or before June 30, 2010, Radiant prepared and utilized a private placement memorandum dated April 26, 2010 (“Memorandum”) that described a financing for a minimum of $600,000 and a maximum of $6,000,000 in an attempt to raise at least $600,000 prior to June 30, 2010, the termination date of the financing described in the Memorandum;

WHEREAS, Radiant was unable to close on a $600,000 financing by June 30, 2010 (the parties verbally agreed to extend the financing contemplated in the Memorandum as well as the termination date of the Reorganization Agreement through July 9, 2010, but appropriate documentation was not delivered and $600,000 was not raised), and the Reorganization Agreement was terminated, the contemplated Reorganization was abandoned, and the financing contemplated in the Memorandum did not close;

WHEREAS, subsequent to the termination of the Reorganization Agreement, Radiant, the Company, and the Majority Shareholder negotiated a new business transaction involving a new investment banker bringing new investors and a new plan of financing, pursuant to which Radiant proposes to acquire all of the Company Capital Stock in exchange (the “Exchange”) for the issuance of an aggregate of up to 12,000,000 shares of Radiant’s common stock (6,000,000 shares of Radiant’s common stock upon the effective date of the reverse split described in Section 1.2) (“Radiant Shares”);

WHEREAS, the Board of Directors of Radiant and the Board of Directors and Shareholders of the Company have determined that it is desirable to effect a plan of reorganization meeting the requirement of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) and the parties intend that the issuance of the Radiant Shares and exchange for the Company Capital Stock shall qualify as a “tax free” reorganization as contemplated by the provisions of the Internal Revenue Code of 1986, as amended;

WHEREAS, as a result of the Exchange, the Company will become a wholly owned subsidiary of Radiant.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

ARTICLE 1

ISSUANCE AND EXCHANGE OF SHARES

1.1

Issuance and Exchange. At the Closing to be held in accordance with the provisions of Article 2 below and subject to the terms and agreements set forth herein, Radiant agrees to issue to the Shareholders up to 12,000,000 shares of Radiant’s common stock in exchange for the Company Capital Stock pursuant to the schedule attached hereto as Schedule 1.1, it being understood that 10,000,000 shares will be issued on the Closing Date and 2,000,000 shares will be issued upon the satisfaction of certain conditions set forth in Schedule 1.1. In consideration for the shares of Radiant Shares to be exchanged, the Shareholders shall deliver to Radiant certificates evidencing his ownership of the Company Capital Stock.

1.2

Reverse Split. Radiant shall amend its Articles of Incorporation to effect a 1-for-2 reverse split of its Common Stock within thirty (30) days following the Closing Date (as hereinafter defined). The shareholders of the Company have approved such reverse split and have authorized the board of directors to effect such reverse split prior to December 31, 2010. Giving effect to the reverse split, the number of shares of Radiant Stock to be exchanged as described in Section 1.1 shall be up to 6,000,000, with 5,000,000 shares being issued on the Closing Date and 1,000,000 shares being issued upon the satisfaction of certain conditions set forth in Schedule 1.1.

ARTICLE 2

CLOSING

2.

Closing. The closing of the Exchange (the “Closing”) will take place as promptly as practicable, but no later than two (2) Business Days following satisfaction or waiver of the conditions set forth in Article 5 and Article 6, at the offices of Brewer & Pritchard, 3 Riverway, Suite 1800, Houston, Texas 77056, unless another place or time is agreed to by Radiant and the Company. The date upon which the Closing actually occurs is herein referred to as the “Closing Date.” On the Closing Date, the Shareholders shall transfer the Company Capital Stock to Radiant and Radiant shall transfer the Radiant Shares to the Shareholders. If the Closing fails to occur by July 31, 2010, this Agreement shall automatically terminate, all parties shall pay their own expenses incurred in connection herewith, and no party hereto shall have any further obligations hereunder; provided, however, that no such termination shall constitute a waiver by any party or parties which is/are not in default of any of its or their respective representations, warranties or covenants if any other party or parties is in default of any of its or their respective representations, warranties or covenants under this Agreement. At the Closing, as conditions thereto:

2.1

Deliveries by Radiant.

At the Closing, Radiant shall deliver, or cause to be delivered to the company:

(a)

Certificates for the Radiant Shares;

(b)

The certificates, resolutions, opinions, financing and resignations specified in Article 6 below.

2.2

The Company and Shareholders’ Deliveries.

At the Closing, the Company and Jurasin shall deliver to Radiant:

(a)

A certificate, certificates, or other documentation evidencing the Company Capital Stock;

(b)

All necessary third party consents, including but not limited to Macquire Bank Limited.

(c)

The certificates, resolutions and opinion, specified in Article 5.

ARTICLE 3

REPRESENTATIONS OF THE COMPANY AND THE SHAREHOLDERS

The Company (both for itself and on behalf of the Target Companies, as that term is defined below) and the Majority Shareholder represent and warrant to Radiant as follows (it being acknowledged that Radiant is entering into this Agreement in material reliance upon each of the following representations and warranties, and that the truth and accuracy of each, as evidenced by their signature set forth on the signature page, constitutes a condition precedent to the obligations of Radiant hereunder):

3.1

Ownership of Company Capital Stock. hareholders are the lawful owners of the Company Capital Stock to be transferred to Radiant free and clear of all rights, liens, encumbrances, restrictions and claims of every kind and the delivery to Radiant of the Company Capital Stock pursuant to the provisions of this Agreement will transfer to Radiant valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind.

3.2

Authority to Execute and Perform Agreement; No Breach. Shareholders and the Company, respectfully, have the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement, and to sell, assign, transfer and convey the Company Capital Stock and to perform fully their respective obligations hereunder. This Agreement has been duly executed and delivered by Shareholders and the Company and, assuming due execution and delivery by, and enforceability against, Radiant, constitutes the valid and binding obligation of Shareholders and the Company enforceable in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Except as set forth on Schedule 3.2, no approval or consent of, or filing with, any governmental or regulatory body, and no approval or consent of, or filing with, any other person is required to be obtained by the Shareholders or the Company or in connection with the execution and delivery by the Shareholders or the Company of this Agreement and consummation and performance by them of the transactions contemplated hereby.

The execution, delivery and performance of this Agreement by Shareholders and the Company and the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof by the Shareholders and the Company will not:

(a)

violate, conflict with or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both would constitute) a default under, any material contract, lease, agreement or other instrument or obligation to which Company is a party or by or to which any of the properties and assets of Company may be bound or subject; or

(b)

violate any order, judgment, injunction, award or decree of any court, arbitrator, governmental or regulatory body, by which Company is bound.

3.3

Securities Matters. The Shareholders hereby represent, warrant and covenant to Radiant, as follows:

(a)

The Shareholders have been advised that the Radiant Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities act in reliance on exemptions therefrom.

(b)

The Radiant Shares are being acquired solely for the Shareholders’ own account, for investment and are not being acquired with a view to or for the resale, distribution, subdivision or fractionalization thereof, the Shareholders have no present plans to enter into any such contract, undertaking, agreement or arrangement and the Shareholders further understand that the Radiant Shares, may only be resold pursuant to a registration statement under the Securities Act, or pursuant to some other available exemption;

(c)

The Shareholders acknowledge, in connection with the exchange of the Radiant Shares, that no representation has been made by representatives of Radiant regarding its business, assets or prospects other than that set forth herein and that it is relying upon the information set forth in the representations and warranties as set forth in this Agreement.

(d)

The Shareholders agree that the certificate or certificates representing the Radiant Shares will be inscribed with substantially the following legend:

“The securities represented by this certificate have not been registered under the Securities Act of 1933. The securities have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for these securities under the Securities Act of 1933 or an opinion of Radiant’s counsel that registration is not required under said Act.”

(e)

Each of the Shareholders is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

3.4

Existence and Good Standing. Each of the Company and its subsidiaries, whether a corporation or limited liability company, (collectively the Company and its subsidiaries as set forth on Schedule 3.24 the “Target Companies”) is duly organized, validly existing and in good standing under the Laws of its state of incorporation or organization and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. Each of the Target Companies is qualified to do business as a foreign corporation or limited liability company, and is in good standing, under the Laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified or in good standing would have a Material Adverse Effect on the Company. The Company has made available to Radiant complete and correct copies of each of the Target Companies (i) Articles of Organizations and Bylaws or Company Agreements, which Articles of Organizations and Bylaws or Company Agreements are in full force and effect and have not been amended, corrected, restated or superseded in any way; (ii) minutes of all directors’, stockholders’, managers or member meetings, all of which are complete and accurate as of the date hereof; (iii) stock certificate books and all other records of the Target Companies, which collectively correctly set forth the record ownership of all outstanding shares of capital stock or membership interest and all rights to purchase capital of the Company and its subsidiaries, as applicable; and (iv) form of stock certificates, plans and agreements and rights to purchase shares of capital of the Target Companies. Each of the Target Companies is not in violation, and has not taken any action in violation, of any provisions of its Articles of Organization or Bylaws or Company Agreement. Each of the Target Companies is in possession of all approvals required by applicable Law to be obtained and held by it that are necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted.

3.5

Company Capital Stock.

Except as set forth on Schedule 3.5 attached hereto, there are no outstanding commitments, plans or other agreements, commitments or arrangements of any character providing for the purchase, issuance or sale of any of the Company Capital Stock of Company, other than the exchange of the Company Capital Stock as contemplated by this Agreement.

3.6

Financial Statements and No Material Changes. The Company has provided Radiant the unaudited balance sheets, income statements and statements of cash flows of Company for the fiscal years ended December 31, 2008 and December 31, 2009 (the “Financial Statements”).

The Financial Statements were carefully prepared from the books and records of Company, present fairly the financial position, assets and liabilities of Company and the results of its operations, for the respective periods indicated.

Except as set forth on Schedule 3.21 (c), since December 31, 2009, there has been (a) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of Company whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise and (b) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of Company and to the best knowledge, information and belief of Company, no fact or condition exists or is contemplated or threatened which might cause such a change in the future.

3.7

Books and Records. Except as set forth on Schedule 3.7 attached hereto, the Target Companies do not have any of its respective records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Company.

3.8

Title to Properties; Encumbrances; Permitted Liens.

(a)

Except as set forth on Schedule 3.8 attached hereto, the Target Companies have Defensible Title to (a) all of its material properties and assets (real and personal, tangible and intangible), including, without limitation, all of the properties and assets reflected in the balance sheet included as part of the Financial Statements, except as indicated in the Schedules hereto; and (b) all of the properties and assets purchased by Target Companies since December 31, 2009 all of which purchases as of a date not more than two days prior to the date of this Agreement, have been set forth on Schedule 3.8 attached hereto (together, the “Properties”); in each case subject to no encumbrance, lien, charge or other restriction of any kind or character, except for (i) liens reflected in the balance sheet, included as part of the Financial Statements; (ii) liens consisting of zoning or planning restrictions, ease-ments, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by Company in the operation of its business; (iii) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent or which are being contested in good faith in appropriate proceeding and for which adequate reserves have been set aside for such contested matters; (iv) normal and customary liens of co-owners under operating agreements, unitization agreements and pooling orders relating to the Properties which obligations are not yet due; (v) mechanic’s liens relating to the Properties which obligations are not yet due; and (vi) liens described on Schedule 3.8 attached hereto (liens of the type described in clause (i) through (v) above are hereinafter sometimes referred to as “Permitted Liens”).

(b)

The rights, properties and other assets presently owned, leased or licensed, by Company reflected on the balance sheet included in the Financial Statements or acquired since December 31, 2009 include all rights, properties and other assets necessary to permit Company to conduct its business in the same manner as its business has heretofore been conducted. All such properties and assets owned or leased by Company are in satisfactory condition and repair, other than ordinary wear and tear.

3.9

Leases.

(a)

Other than Oil and Gas Interests. Schedule 3.9(a) attached hereto contains an accurate and complete list and description of the terms of all leases (other than Oil and Gas Interests) to which the Target Companies are a party (as lessee or lessor). Each lease listed on Schedule 3.9(a) (or required to be set forth on Schedule 3.9(a)) is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such lease. The Company has not violated any of the terms or conditions under any such lease in any material respect, and, to the best knowledge, information and belief of the Company, all of the covenants to be performed by any other party under any such lease have been fully performed. The property leased by the Company is in a state of good maintenance and repair and is adequate and suitable for the purposes for which it is presently being used.

(b)

Oil and Gas Interests. The Target Companies have Defensible Title to the Oil and Gas Interests of the Target Companies included on Schedule 3.9(b). Each Oil and Gas Interest included or reflected on Schedule 3.9(b) entitles the Target Companies to receive not less than the undivided net revenue interest (“NRI”) (as shown on Schedule 3.9(b)) set forth in (or derived from) the Ownership Interests of the Company of all Oil and Gas produced, saved and sold from or attributable to such Oil and Gas Interest, and the portion of the costs and expenses of operation and development of such Oil and Gas Interest through plugging, abandonment and salvage of such Oil and Gas Interest, that is borne or to be borne by Target Companies is not greater than the undivided working interest (“WI”) (as shown on Schedule 3.9(b)) set forth in (or derived from) the Company’s Ownership Interests (unless such increase is accompanied by a proportional increase in the associated net revenue interest) and, with respect to NRI and WI, except for changes and adjustments that result from the establishment of units, changes in existing units, (or the participating tracts therein) or the entry into of pooling or unitizing agreements after the date hereof.

(i)

Schedule 3.9(b) sets forth an accurate and complete list of all royalties, overriding royalties and any other burdens affecting or relating to the Oil and Gas Interests for which the Target Companies are operator or for which the Target Companies are responsible and Shareholders and Company represent and warrant that all royalties, overriding royalties and other burdens pertaining to the oil and gas leases, wells, and units that comprise the Oil and Gas Interests in which the Company is operator or in which the Company is responsible have been, and are being, paid timely.

(ii)

Except as set forth on Schedule 3.10 and 3.11, there are no mortgages, liens, privileges and security agreements affecting the Oil and Gas Interests.

(iii)

To the best of the knowledge of the Target Companies, after due inquiry and investigation, all of the oil and gas leases and any other interest which comprise the Oil and Gas Interests are in full force and effect and have been properly maintained pursuant to their own terms and to the provisions of any applicable law. Neither the Shareholders nor the Company nor the Target Companies have received any notice or claim from any party which asserts that any of the oil and gas leases and any other interest which comprise the Oil and Gas Interests are not in full force and effect and/or have not been properly maintained.

(iv)

None of the Oil and Gas Interests are subject to any additional reversionary rights which would alter the working interest and net revenue interest statements set forth on Schedule 3.9(b).

(v)

Except as are set forth on Schedule 3.9(b)v attached hereto, there are no preferential rights to purchase or prior rights of consent affecting the Oil and Gas Interests or are otherwise applicable to the transaction contemplated herein.

(vi)

Except as are set forth on Schedule 3.9(b)vi attached hereto, there are no non-consent operations affecting the Oil and Gas Interests.

(vii)

Neither the Company nor the Target Companies are in either an overproduced or underproduced status as to the Oil and Gas Interests. Further, the Shareholders, the Company and the Target Companies are not obligated by virtue of a prepayment arrangement, make up right under a production sales contract containing a “take or pay” or similar provision, production payment or any other arrangement, to deliver hydrocarbons or proceeds from the sale thereof, attributable to the Oil and Gas Interests at some future time without then or thereafter receiving the full contract price therefor.

(viii)

Except as set forth in Schedule 3.9(b)viii attached hereto, as of the date of this Agreement, there are no authorities for expenditures (“AFE”) relating to the Oil and Gas Interests to drill or rework wells or for other capital expenditures pursuant to any of the Material Contracts, including any applicable operating agreement, for which all of the activities anticipated in such AFEs or commitment have not been completed as of the date of this Agreement and for which expenditures are due from the Company or the Target Companies.

(ix)

There are no calls on production affecting the Oil and Gas Interests or any associated oil and gas leases, wells, units or other interests.

(x)

To the best of Company’s knowledge, all equipment and personal property relating to the Oil and Gas Interests have been maintained and will be maintained in an operable state of repair consistent with customary standards in the industry.

(xi)

To the best knowledge, information and belief of Target Companies, after due inquiry and investigation, all of the wells relating to the Oil and Gas Interests have been drilled and completed within the limits and requirements permitted by applicable oil and gas leases, contracts, pooling or unit agreements and by legal requirements; no well relating to the Oil and Gas Interests is, or will be, subject to penalties on allowables because of any overproduction or any other violation of legal requirements. There are no wells, platforms, pipelines or other equipment associated with the Oil and Gas Interests that (i) the Company or the Target Companies are obligated by any legal requirement or contract to currently plug and abandon; (ii) are subject to exceptions to a requirement to plug and abandon issued by a governmental agency; (iii) or have been plugged and abandoned in a manner that does not comply in all material respects with legal requirements.

3.10

Material Contracts. Set forth on Schedules 3.8, 3.9(a), 3.9(b) and 3.10 are all of the Target Companies’ Material Contracts.

3.11

Restrictive Documents. To their best knowledge, information and belief, except as set forth on Schedules 3.10 and 3.11 attached hereto, Target Companies are not subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which could which would prevent consummation of the transactions contemplated by this Agreement.

3.12

Litigation. Except as set forth on Schedule 3.12 attached hereto, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other informal or formal proceeding by or before (or to the best knowledge, information and belief of the Shareholders any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge, information and belief of Company, threatened, against or affecting Company or any of its properties or rights There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal by which either the Shareholders or Company, or any officer, director or employee of Company, or the securities, assets, properties or business of any of them is bound.

3.13

Taxes. To their best knowledge, information and belief, Target Companies have filed or caused to be filed, within the times and within the manner prescribed by law, all federal, state, local and foreign tax returns and tax reports which are required to be filed by, or with respect to, Target Companies. Such returns and reports reflect accurately all liability for taxes of the Target Companies for the periods covered thereby. Except as set forth on Schedule 3.13, all federal, state, local and foreign income, profits, franchise, employment, sales, use, occupancy, excise and other taxes and assessments, stock and transfer taxes (including interest and penalties) payable by, or due from, Target Companies, have been fully paid and fully provided for in the books and financial statements of the Target Companies. No examination of any tax return of the Target Companies is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of the Target Companies. Schedule 3.13 attached hereto lists all tax sharing contracts, agreements or arrangements to which Company is a party and all such contracts, agreements and arrangements have been termi-nated prior to the Closing Date with no liability or obligation to Company.

3.14

Liabilities. Except as set forth on Schedule 3.14, the Target Companies have no outstanding claims, liabilities or indebtedness, contingent or otherwise, which are not properly reflected in the Financial Statements in a manner consistently with past practice, other than liabilities incurred subsequent to December 31, 2009 in the ordinary course of business not exceeding $10,000 individually or $25,000 in the aggregate; the reserves reflected in the Financial Statements are adequate, appropriate and reasonable. None of the Target Companies is in default in respect of the terms or conditions of any indebtedness, except where such default would not have a material adverse effect on the business assets or prospects of Company.

3.15

Insurance. Set forth on Schedule 3.15, attached hereto, is a brief description of insurance policies (specifying the insurer, the policy number or coverage note number with respect to binders and the amount of any deductible, describing the pending claims if such claims exceed the applicable policy limits) which Company maintains with respect to its business, properties or employees. Such policies are valid, binding and, to Company’s knowledge, enforceable in accordance with their terms and are in full force and effect and are free from any right of termination on the part of the insurance carriers. Such policies, with respect to their amounts and types of coverage, are adequate to insure fully against risks to which Company and its property and assets are normally exposed in the operation of their businesses. To its best knowledge, information and belief, Company is not in default with respect to any material provision in any such policy or binder. Company has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion, and Company has not received any notice of cancellation or non-renewal with respect to any such policy or binder. Except for claims set forth on Schedule 3.15, there are no outstanding unpaid claims under any such policy or binder which have gone unpaid for more than 45 days or as to which the carrier has disclaimed liability.

3.16

Intellectual Properties. The operation of the business of the Target Companies requires no rights under intellectual property, including any domestic or foreign patents, patent applications, registered and unregistered trademarks or service marks, trade names, registered and unregistered copyrights, computer programs, data bases, trade secrets or proprietary information.

3.17

Compliance with Laws. To their best knowledge, information and belief, none of the Target Companies are in violation of any applicable order, judgment, injunction, award or decree, related to, arising out of or affecting the business or operations of Company or their respective properties or assets, the violation of which would have a material adverse effect on the business assets or prospects of Company. The Target Companies are not in violation of any federal, state, local or foreign law, ordinance, regulation or any other requirement of any governmental or regulatory body, court or arbitrator (including, without limitation, laws relating to the environment and OSHA and the Americans with Disabilities Act) other than insignificant or immaterial violations which do not and will not adversely affect (i) Company’s Business or its property; (ii) the business proposed to be conducted by Radiant after the consummation of the transactions contemplated by this Agreement; or (iii) the consummation of the transactions contemplated by this Agreement. Each permit, license, order or approval of any governmental or regulatory body or other applicable authority (“Permits”) that is material to the conduct of Company’s Business is in full force and effect, no violations are or have been recorded in respect of any permit and no proceeding is pending or, to the knowledge of the Shareholders or Company, threatened, to revoke or limit any Permit, which revocation or limitation could have an adverse effect on Company’s Business or its property or the business to be conducted by Radiant after the consummation of the transactions contemplated by this Agreement.

3.18

Employment Relations.

(a)

Company is in compliance with all Federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice;

(b)

no unfair labor practice complaint against Company is currently pending before the National Labor Relations Board nor has such a complaint been pending since inception;

(c)

there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving Company nor has one existed since inception;

(d)

no representation question exists respecting the employees of Company;

(e)

no grievance which might have an adverse effect upon Company or the conduct of Company’s Business exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted;

(f)

Company is not a party to, nor does there otherwise exist, any union, collective bargaining agreement or similar agreement with respect to the employees of Company and no collective bargaining agreement or similar agreement is currently being negotiated by Company;

(g)

Company has not experienced any labor difficulty since inception. There has not been, and to the best knowledge, information and belief of the Shareholders there will not be, any adverse change in relations with employees of Company as a result of any announcement of the transactions contemplated by this Agreement.

(h)

Schedule 3.18 contains a list of each employment agreement and employment arrangement, setting forth compensation and terms of such arrangement (whether written or verbal).

3.19

Employee Benefit Plans. The Target Companies do not have any employee benefit plans in effect at Closing for which Radiant will have any obligation or responsibility.

3.20

Environmental Laws and Regulations.

To its best knowledge, information and belief,

(a)

Company has not generated, transported or disposed of any hazardous material (defined below) since inception.

(b)

Company does not have Hazardous Materials at any site or facility owned or operated presently or at any previous time by Company.

To its best knowledge, information and belief, Company is in compliance in all material respects with all applicable federal, state and local laws and regulations relating to product registration, pollution control and environmental contamination including, but not limited to, all laws and regulations governing the generation, use, collection, discharge, or disposal of Hazardous Materials and all laws and regulations with regard to record keeping, notification and reporting requirements respecting Hazardous Materials. Company has not been alleged to be in violation of, and has not been subject to any administrative or judicial proceeding pursuant to, such laws or regulations either now or any time during the past three years. There are no facts or circumstances which Company or the Shareholders reasonably expect could form the basis for the assertion of any Environmental Claim (as defined below) against Company relating to environmental matters including, but not limited to, any Environmental Claim arising from past or present environmental practices asserted under CERCLA (as defined below) and RCRA (as defined below), or any other federal, state or local environmental statute, which Company or the Shareholders believes might have an adverse effect on the business, results of operations, financial condition or prospects of Company taken as a whole.

For purposes of this Section 3.20 and Section 4.19, the following terms shall have the following meanings: (A) “Hazardous Materials” shall mean materials defined as “hazardous substances”, “hazardous wastes” or “solid wastes” in (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601--5657, and any amendments thereto (“CERCLA”); (ii) the Resource Conservation and Recovery Act, 42 U.S.C. §§6901-6987 and any amendments thereto (“RCRA”); and (iii) any similar federal, state or local environmental statute; and (B) “Environmental Claim” shall mean any and all claims, demands, causes of actions, suits, proceedings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, court costs, attorneys’ fees and any other expenses incurred, assessed or sustained by or against Company.

3.21

No Changes Since the December 31, 2009 Balance Sheet Date. Since the December 31, 2009 Balance Sheet Date, Company has not:

(a)

incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except liabilities and obligations in the ordinary course of business and consistent with past practice, resulting in an increase for the liabilities shown on the December 31, 2009 Balance Sheet of more than $25,000 in the aggregate;

(b)

permitted any of its material assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than Permitted Liens);

(c)

sold, transferred or otherwise disposed or intends to sell, transfer or otherwise dispose of any material assets except inventory sold in the ordinary course of business and consistent with past practice except as set forth on Schedule 3.21(c);

(d)

made any single capital expenditure or commitment therefor, in excess of $25,000 or made aggregate capital expenditures and commitments therefore in excess of $50,000.00;

(e)

except as set forth on Schedule 3.21(e), declared or paid any dividend or made any distribution on any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

(f)

made any bonus or profit sharing distribution or payment of any kind;

(g)

increased its indebtedness for borrowed money, or made any loan to any Person;

(h)

written off as uncollectible any notes or accounts receivable, except immaterial write-downs or write-offs in the ordinary course of business and consistent with past practice which do not exceed $10,000 in the aggregate charged to applicable reserves, and none of which individually or in the aggregate is material to Company on a consolidated basis;

(i)

granted any increase in the rate of wages, salaries, bonuses or other remuneration or benefits of any executive employee or other employees or consultants, and no such increase is customary on a periodic basis or required by agreement or understanding except as set forth on Schedule 3.10 or 3.18;

(j)

canceled or waived any claims or rights of substantial value;

(k)

made any change in any method of accounting or auditing practice;

(l)

otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of business and consistent with past practices;

(m)

paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected and reserved against in Company’s December 31, 2009 Balance Sheet Date or incurred in the ordinary course of business and consistent with past practice since the December 31, 2009 Balance Sheet Date;

(n)

paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible to, or entered into any agreement or arrangement of any kind with, any of its officers, directors or Shareholders or any affiliate or associate of its officers, directors or Shareholders, except compensation to officers at rates not exceeding the rate of compensation in effect as of the December 31, 2009 Balance Sheet Date;

(o)

suffered any material adverse changes in its working capital, financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business operations or prospects; or

(p)

agreed, whether or not in writing, to do any of the foregoing.

3.22

Oil and Gas Operations. To its best knowledge, information and belief, after due inquiry and investigation, all wells included in the Oil and Gas Interests of the Target Companies have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all respects with applicable oil and gas leases and applicable Laws, rules and regulations, except where any failure or violation could not reasonably be expected to have a Material Adverse Effect on the Company; and proceeds from the sale of Oil and Gas produced from the Company’s Oil and Gas Interests are being received by the Company in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business).

3.23

Certain Business Practices. No officer, director, shareholder, employee, agent or other representative of Company, or any person acting on behalf of Company, has directly or indirectly, since inception, given or agreed to give any illegal, unethical or improper gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder Company in connection with an actual or proposed transaction.

3.24

Subsidiaries. Except as set forth on Schedule 3.24, Company has no subsidiaries or interest in any corporation, partnership or other entity.

3.25

Disclosure. To the best of Shareholders’ knowledge and belief, neither this Agreement, nor the Financial Statements referred to in Section 3.6 hereof, any Schedule, Exhibit or certificate attached hereto or delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of the Shareholders or by or on behalf of any of Company’s management in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Shareholders or Company which could materially and adversely affect the business, prospects or financial condition of Company properties or assets, which has not been set forth in this Agreement, the Financial Statements referred to in Section 3.6 hereof (including the footnotes thereto), any Schedule, Exhibit or certificate attached hereto or delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of the Shareholders or by or on behalf of any of Company’s management in connection with the transactions contemplated by this Agreement.

3.26

Broker’s or Finder’s Fees. There is no agent, broker, person or firm acting on behalf of the Shareholders or Company that is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with the Exchange.

3.27

Copies of Documents. The Shareholders have caused to be made available for inspection and copying by Radiant and its advisers, true, complete and correct copies of all documents referred to in this Article 3 or in any Schedule attached hereto.

3.28

Related Party Transaction. The Shareholders agree and acknowledge that as of the Closing, other than $884,000 owed to John Jurasin from the Target Companies, the Shareholders are owed no further monies or compensation other than salary accrued in the normal course of business. Shareholders agree that they are not entitled to any other cash payment at Closing and will not take any action to dividend or pay himself or herself any additional cash from the Company. The Majority Shareholder also acknowledges and agrees that the debt owed to the Majority Shareholder from the Target Companies will not be repaid until the debt owed to Macquarie Bank Limited has been paid in full. Other than the $884,000 debt owed to the Majority Shareholder, there are no other related party debts.

ARTICLE 4

REPRESENTATIONS OF RADIANT

Radiant represents and warrants to the Company and the Shareholders as follows (it being acknowledged that each is entering into this Agreement in material reliance upon each of the following representations and warranties, and that the truth and accuracy of each, as evidenced by their signatures set forth on the signature page, constitutes a condition precedent to the obligations of Company and Shareholders hereunder):

4.1

Organization and Corporate Power. Radiant is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which such qualification is required and where the failure to be so qualified would have a materially adverse effect upon Radiant. Radiant has all requisite corporate power and authority to conduct its business as now being conducted and to own and lease the properties which it now owns and leases (“Radiant Business”). Radiant’s Articles of Incorporation as amended to date, certified by the Secretary of State of Nevada, and the By-laws of Radiant as amended to date, certified by the President and the Secretary of Radiant, which have been delivered to Shareholders prior to the execution hereof, are true and complete copies thereof as in effect as of the date hereof.

4.2

Authority to Execute and Perform Agreement; No Breach. Radiant has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement, and to issue, sell, assign, transfer and convey the Radiant Shares and to perform fully their respective obligations hereunder. This Agreement has been duly executed and delivered by Radiant and, assuming due execution and delivery by, and enforceability against, Radiant, constitutes the valid and binding obligation of Radiant enforceable in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). No approval or consent of, or filing with, any governmental or regulatory body, and no approval or consent of, or filing with, any other person is required to be obtained by Radiant or in connection with the execution and delivery by Radiant of this Agreement and consummation and performance by them of the transactions contemplated hereby.

The execution, delivery and performance of this Agreement by Radiant and the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof by Radiant will not:

(a)

violate, conflict with or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both would constitute) a default under, any contract, lease, agreement or other instrument or obligation to which Radiant is a party or by or to which any of the properties and assets of Radiant may be bound or subject;

(b)

violate any order, judgment, injunction, award or decree of any court, arbitrator, governmental or regulatory body, by which Radiant, or the securities, assets, properties or business of any of them is bound; or

(c)

violate any statute, law or regulation to which Radiant is subject.

4.3

Capitalization. The authorized capital stock of Radiant consists of 100,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of the Closing Date, there will be 4,985,205 shares of Radiant’s Common Stock issued and outstanding (which does not give effect to (i) up to 6,000,000 shares of Common Stock to be issued pursuant to an investment banking agreement as described in Section 4.23, (ii) up to 2,350,000 shares of Common Stock to be issued in exchange for investor relations services, (iii) up to 600,000 shares underlying warrants to be issued in the contemplated financing as described in Sections 4.23, 5.9 and 6.6, (iv) any shares issuable to the employees, consultants, officers or directors of Jurasin at or in connection with this Agreement and the agreements contemplated herein, and (v) the contemplated 1-for-2 reverse split described in Section 1.2). No shares of Preferred Stock are now, or will at the time of Closing, be issued and outstanding. All of the outstanding shares of Radiant’s Common Stock have been validly and duly issued, and all of Radiant’s Common Stock to be issued and transferred to Shareholders pursuant to this Agreement, when issued and delivered as provided herein, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive or similar rights. Except for warrants to purchase up to 600,000 shares of common stock being issued in the financing described in Sections 4.23, 5.9 and 6.6, there are no options, warrants, rights, agreements or commitments of any character obligating Radiant to contingently or otherwise to issue any shares or to register any shares of its capital stock under any applicable federal or state securities laws except in connection with this Agreement or the agreements contemplated herein.

4.4

SEC Filings; Financial Statements. Radiant has provided Shareholders copies of, or internet access to, its Form 10K filed with the United States Securities and Exchange Commission (the “Commission”) on March 31, 2010 for the period ended December 31, 2009 and the Definitive Agreement on Schedule 14A filed with the Commission on March 16, 2010 (collectively, the “SEC Filings”). The SEC Filings are accurate and complete in all material respects and contain all information required to be set forth in the same. The financial statements included in the SEC Filings (collectively, the “Radiant Financial Statements”) present fairly, in accordance with GAAP, the financial position and the results of operation and cash flow of the Company as of the dates and for the periods indicated therein (with any of such Financial Statements that are unaudited subject to normal audit adjustments). Radiant possesses no information or knowledge that would prompt, cause, or require a restatement of any SEC Filing.

4.5

Title to Properties; Encumbrances. Other than as set forth in the SEC Filings, the Company does not have any property, real, personal or mixed, and whether tangible or intangible. Since December 31, 2009, there have been no divestitures or acquisitions of property, real or personal, nor has Radiant entered into any leases of real or personal property.

4.6

Liabilities. Except for such liabilities and obligations set forth in the Radiant Financial Statements, Radiant has no liabilities or obligations of any nature whether accrued, contingent or otherwise.

4.7

Taxes. Radiant has filed, or caused to be filed, all tax returns, state, local and federal, that are or were required to be filed. Radiant will have made available to Shareholders copies of all such tax returns. As of Closing, no taxes shall be due or owing, except such taxes that are currently in dispute and being properly challenged and for which Radiant has adequate cash resources to settle, including any interest and penalties. No action or non-action by Radiant shall cause the Shareholders or the Company to be subject to, or become liable for, the payment of any tax levied against Radiant whether state, local or federal.

4.8

Employee Benefits. Radiant has no employee benefit plans that will be in effect at Closing for which Company and/or Shareholders will have any obligation or responsibility.

4.9

Litigation, Disputes, Adverse Rulings. Neither Radiant nor any of its stockholders, officers or directors are the subject or target of any litigation, dispute or governmental agency investigation or hearing, currently pending or threatened, which will, or may have, an adverse affect on Radiant, whether financial or otherwise. Neither Radiant nor any of its stockholders, officers, directors or employees are currently under any order which does or could reasonably adversely affect Radiant and its ability to conduct its contemplated business.

4.10

Absence of Certain Changes and Events. Since December 31, 2009 and except as set forth in the SEC Filings, Radiant has conducted its business only in the ordinary course thereof, and there has not been any:

(a)

Changes in Radiant’s authorized or issued stock, common or preferred, grant of any stock option or right to acquire shares of Radiant; issuance of any security convertible into stock; declaration or payment of any dividend or other distribution or payment in respect of shares of stock;

(b)

Amendment to organizational documents;

(c)

Payment of or obligation to pay any bonuses, salaries or other compensation of any nature to any stockholder, director, officer or employee;

(d)

Adoption of, or increase in, the payments to or benefits under any profit sharing or bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan or any such in favor of any stockholder, director or officer.

4.11

Contracts. Other than as set forth in the SEC Filings, there exist no contracts entered into with any party which obligates Radiant to pay for personal or consulting services or requires Radiant to make capital expenditures, present or future.

4.12

Insurance. Radiant does not have any insurance.

4.13

Brokerage Fees. In connection with the Reorganization and as described in the Memorandum, Radiant agreed to issue Chris McCauley shares of Radiant common stock as a finder’s fee and pursuant to a consulting agreement. As the Reorganization Agreement terminated pursuant to its terms, it is Radiant’s position that such shares are no longer owed to Chris McCauley. Notwithstanding, Radiant can provide no assurance that Chris McCauley will not file a claim for such shares, even though Radiant believes that such claim is without merit. Except as described in this Section 4.13, Radiant has incurred no obligation or liability, contingent with this Agreement for which Company or Majority Shareholder could be deemed responsible in whole or in part.

4.14

Radiant Board. Immediately prior to the Closing the Board of Directors of Radiant shall consist of George Jarkesy and Brian Rodriguez.

4.15

Knowledge of Radiant. Radiant has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks associated with the contemplated transaction. Radiant has been informed that the solicitations of offers and the sale of the Company Capital Stock by Company have not been registered with any securities commission, state or federal, and Radiant hereby specifically agrees that (a) the Company Capital Stock is being acquired for Radiant’s own account, for investment, and not for resale, distribution, subdivision or fractionalization. Radiant has no present plans to enter into any such contract, undertaking, agreement or arrangement, and Radiant further understands that such shares may only be resold pursuant to a registration statement under the Securities Act or pursuant to some available exemption therefrom. (b) Radiant acknowledges, with respect to the Company Capital Stock, that no representation has been made by representatives of the Company or Shareholders regarding its business, assets or prospects other than that set forth herein and that Radiant is relying upon the information set forth in the representations and warranties as set forth in this Agreement. (c) Radiant, or its directors, shareholders, employees, representatives or agents shall not initiate any proceeding based upon the assertion or claim that the transaction contemplated hereunder is the transfer of securities having no exemption from registration under the Securities Act.

4.16

Reliance, Independent Investigation. In making the decision to enter into this Agreement and consummate the transaction contemplated hereby, Radiant has relied solely on (a) the express representations, warranties and covenants of the Company and Shareholders contained in this Agreement; (b) its own independent due diligence investigation of the Oil and Gas Interests; and (c) its own expertise and judgment and the advice and counsel of its own legal, tax, economic, environmental, engineering, geological and geophysical and other advisors and consultants (and, without limiting the foregoing, not on any comments or statements of Company, Shareholder or any representatives of, or consultants or advisors engaged by either).

4.17

Breach on Date Hereof. As of the date of this Agreement, Radiant has no knowledge of any breach by Shareholders or the Company of any of their representations and warranties contained in this Agreement.

4.18

Tax-Free Reorganization. Radiant (i) is not an “investment company” as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code and (ii) has no present plan or intention, following the Closing, to issue any additional shares of stock of Radiant or to create any new class of stock of Radiant.

4.19

No Conflict. The execution, delivery and performance of this Agreement will not violate the Articles of Incorporation or Bylaws of Radiant and will not violate any provision of law, or order of any court or governmental agency affecting Radiant in any respect, and will not conflict with, result in a breach of the provisions of, constitute a default under any material agreement binding on Radiant, or result in the imposition of any lien, charge, or encumbrance upon any assets of Radiant that could have a Material Adverse Effect. No approval or consent from any third party not already obtained is required in connection with the execution of or performance under this Agreement or the Transaction Documents.

4.20

No Material Adverse Effect. Since December 31, 2009, there has been no Material Adverse Effect other than as set forth in any of the SEC Filings.

4.21

Governmental Authorization: Third Party Consents. No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any governmental authority or any other person in respect of any requirement of law, and no lapse of a waiting period under a requirement of law, is necessary or required in connection with the execution, delivery or performance by Radiant or enforcement against Radiant of this Agreement to which any such person is a party or the transactions contemplated thereby.

4.22

Disclosure. This Agreement, the SEC Filings, the Radiant Financial Statements and the documents and certificates furnished to the Company by Radiant on or prior to the Closing do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading. There is no fact known to Radiant which Radiant has not disclosed to the Radiant in writing, which has had or would reasonably be expected to have a Material Adverse Effect.

4.23

Financing. Radiant is in the process of raising $500,000 through the sale and issuance of up to a principal amount of $600,000 debentures and warrants to purchase up to 600,000 shares of Common Stock (which includes the conversion of $100,000 of existing debt into one (1) unit). Additionally, Radiant contemplates entering into a new investment banking agreement with John Thomas Financial, Inc., (“JTF”) pursuant to which it will issue JTF 6,000,000 shares of Common Stock. Radiant also contemplates issuing 2,350,000 shares of Common Stock for investment relations services. The parties to this Agreement understand that the allocation of these shares among the bridge financing investors, JTF, and the investment relations company may change, but the aggregate number will not change.

ARTICLE 5

CONDITIONS TO RADIANT’S OBLIGATIONS

The obligations of Radiant on the Closing Date are conditioned upon satisfaction (unless waived at the sole discretion of Radiant), on or prior to such date, of the following conditions:

5.1

Good Standing and Other Certificates. The Company shall have delivered to Radiant:

(a)

copies of all formation documents, all amendments thereto, in each case certified by the Secretary of State of the State of Louisiana;

(b)

a certificate from the Secretary of State of the State of Louisiana to the effect that the Company is in good standing and listing all charter documents including all amendments thereto, on file;

(c)

a copy of the bylaws of the Company, certified as being true and correct and in effect on the Closing Date.

5.2

Officer Certificate. The Company shall deliver a certificate of its chief executive officer stating the following:

(a)

Certain Agreements.

Except as listed on Schedule 3.10 hereto there are no management or consulting agreements with any third parties to provide services to the Company.

(b)

No Material Adverse Effect. Prior to the Closing Date, there shall be no Material Adverse Effect in the assets or liabilities, the business or condition, financial or otherwise, the results of operations, or prospects of the Company, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise.

(c)

Truth of Representations and Warranties. The representations and warranties of Jurasin contained in this Agreement or in any Schedule attached hereto shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

(d)

Performance of Agreements. All of the agreements of the Company to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed.

(e)

No Litigation Threatened. No action or proceedings shall have been instituted or threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby.

5.3

Governmental Approvals. All governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

5.4

Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to Radiant and their counsel, and Radiant shall have received copies of all such documents and other evidences as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

5.5

Third Party Consents. Radiant shall have been furnished with evidence satisfactory to it that the Company has obtained all necessary third party consents, including but not limited to Macquire Bank Limited.

5.6

Legal Opinion. The legal opinion from the Company’s counsel in the form attached hereto as Exhibit A.

5.7

Company Board. The Company board shall consist of John Jurasin.

5.8

Director’s Agreement. The Director’s Agreement by and between Brian Rodriguez and the Company, in the form attached hereto as Exhibit B.

5.9

Financing. Radiant shall have closed on debt or equity financing of at least $600,000 (which includes the conversion of $100,000 of existing debt into one (1) unit).

5.10

Termination of Employment, Consulting or Other Agreements. The Company shall have terminated all existing employment, consulting or other agreements, including but not limited to consulting, contract service, or employment agreements, if any, with Arthur Thomas McCarroll, Robert M. Gray, Allen W. Hobbs, Barry J. Rava and Mark N. Witt.

5.11.

Employee Acknowledgement. Each employee shall have executed the employee acknowledgement in the form attached hereto as Exhibit C.

5.12

Employment Agreements. The Company shall have caused the execution of employment agreements between Radiant and the following Robert M. Gray, John M. Jurasin, Arthur Thomas McCarroll, and Allen W. Hobbs, in the general form attached hereto as Exhibit D and upon terms agreed to by both the Company and Radiant.

5.13

Consulting Agreements. Radiant shall have entered into a consulting agreement with Barry J. Rava, in the general form attached hereto as Exhibit E and upon terms agreed to by both the Company and Radiant.

5.14

Shareholder Note. The Majority Shareholder shall have entered into the promissory note attached hereto as Exhibit F.

5.15

Radiant Shareholders Agreement. Radiant will provide appropriate documentation to the Majority Shareholder evidencing his right to appoint one (1) director subsequent to the Closing.

5.16

Macquarie Amendment. The Majority Shareholder shall use his best efforts to obtain from Macquarie Bank Limited an agreement whereby it would convert $500,000 of indebtedness owed by one or more Company subsidiaries into shares of Radiant Common Stock upon principal reduction of an aggregate of $500,000 (it being understood that $100,000 has been paid to date) and convert an additional $500,000 of indebtedness owed by one or more Company subsidiaries into shares of Radiant Common Stock upon principal reduction of an aggregate of $1,000,000.

ARTICLE 6

CONDITIONS TO THE OBLIGATIONS OF

THE COMPANY AND THE SHAREHOLDERS

The obligations of the company and the Shareholder on the Closing Date are conditioned upon satisfaction (unless waived at the sole discretion of the Company and the Shareholders), on or prior to such date, of the following conditions:

6.1

Good Standing Certificates. Radiant shall have delivered to Jurasin:

(a)

copies of the Articles of Incorporation of Radiant, including all amendments thereto, certified by the Secretary of State of the State of Nevada; and

(b)

certificates from the Secretary of State of the State of Nevada to the effect that Radiant is in good standing in such State and listing all charter documents, including all amendments thereto, of Radiant on file.

(c)

a copy of the By-Laws of Radiant, certified as being true and correct and in effect on the Closing Date.

6.2

Officer Certificate. Radiant shall deliver a certificate of its President stating the following:

(a)

Certain Agreements. Except as listed in the SEC Filings, there are no management or consulting agreements with any third parties to provide services to Radiant.

(b)

No Material Adverse Effect. Prior to the Closing Date, there shall be no Material Adverse Effect in the assets or liabilities, the business or condition, financial or otherwise, the results of operations, or prospects of Radiant, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise.

(c)

Truth of Representations and Warranties. The representations and warranties of Radiant contained in this Agreement, or in any schedule attached hereto, shall be true and correct on and as of Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

(d)

Performance of Agreements. All of the agreements of Radiant to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed.

(e)

No litigation Threatened. No action or proceedings shall have been instituted or threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby.

6.3

Radiant Board of Directors, Committees and Shareholders. The Majority Shareholder and Robert M. Gray shall be appointed to the board of directors of Radiant. The Majority Shareholder shall serve as chairman. The Majority Shareholder shall have the right to designate an additional director, provided that a majority of the then existing directors approve such nominee, and such approval shall not be unreasonably withheld.

6.4

Indemnification Agreement. Radiant, the Majority Shareholder and John Thomas Bridge & Opportunity Fund shall have entered into an indemnity agreement in the form substantially similar to Exhibit G, attached hereto.

6.5

Indemnification Agreement. Radiant, the Majority Shareholder and Brian Rodriguez shall have entered into an indemnity agreement in the form substantially similar to Exhibit H, attached hereto.

6.6

Financing. Radiant shall have closed on debt or equity financing of at least $600,000 (which includes the conversion of $100,000 of existing debt into one (1) unit).

6.7

Resignations and Appointments. Brian Rodriguez shall have resigned as President of Radiant and John M. Jurasin shall have been appointed President and Chief Executive Officer of Radiant.

6.8

Legal Opinion. The legal opinion from the Radiant’s counsel in the form attached hereto as Exhibit I.

ARTICLE 7

INDEMNIFICATION

7.1

Survival. The representations and warranties of the Shareholders, the Company and Radiant hereto contained in this Agreement shall survive the Closing until 12 months after the Closing Date. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive beyond the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to the scheduled termination of such representation or warranty, as applicable. The covenants and agreements of the parties (including, without limitation, the covenants and agreements of the parties set forth in this Section 7) contained in this Agreement shall survive for 12 months.

7.2

Obligation to Indemnify the Shareholders and the Company. Radiant agrees to indemnify and hold Shareholders and the Company harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorney's fees and expenses related to the matter at issue) including interest (“Losses”), incurred or suffered by them arising out of, based on or in connection with any misrepresentation or breach of warranty made by Radiant, or of any covenant or agreement made or to be performed by Radiant; provided, however, that Radiant shall not have any liability for Losses under this Section 7.2 unless the aggregate of all Losses, but for this provision, exceeds on a cumulative basis an amount equal to $50,000 (the “Radiant Indemnification Basket”), and then only to the extent of such excess; provided, further, that the Radiant Indemnification Basket shall not apply to the entire amount of any individual item of Loss that is greater than $500,000, or such other items of Loss that would, when aggregated with each other item of Loss arising from the same underlying facts, events or circumstances, equal or exceed $500,000.

7.3

Obligation to Indemnify Radiant. The Company and the Shareholders, jointly and severally, agree to indemnify and hold Radiant harmless from any and all Losses, incurred or suffered by them arising out of, based on or in connection with any misrepresentation or breach of warranty, covenant or agreement made or to be performed by either the Company or the Shareholders; provided, however, that neither the Company nor the Shareholders shall have any liability for Losses under this Section 7.3 unless the aggregate of all Losses for which the Company or the Shareholders would be liable, but for this provision, exceeds on a cumulative basis an amount equal to $50,000 (the “Company’s Indemnification Basket”), and then only to the extent of such excess; provided, further, that the Company’s Indemnification Basket shall not apply to the entire amount of any individual item of Loss that is greater than $500,000, or such other items of Loss that would, when aggregated with each other item of Loss arising from the same underlying facts, events or circumstances, equal or exceed $500,000.

7.4

Company and Target Companies have made available to Radiant the option to inspect and observe the Oil and Gas Interests. To the extent such visits take place, Radiant hereby indemnifies and does hereby release, defend and hold harmless, Shareholders and Company, its directors, officers, shareholders, partners, members, employees, agents, representatives, contractors, successors and assigns (“Indemnified Parties”) from and against any and all claims which occurred at or during Radiant’s inspection and observation of the Oil and Gas Interests, including any and all claims of loss or damage, personal or property (the “Claims”), by Radiant’s employees, contractors, agents, consultants and representatives and including Claims arising out of or resulting, in whole or in part, from the condition of the Properties or the sole, joint, comparative or concurrent negligence or strict liability of any of the Indemnified Parties.

7.5

Indemnification Procedures.

(a)

The indemnified party shall give the indemnifying party notice in writing of the assertion of any claim or demand made by, or an action, proceeding or investigation instituted by, any person not a party to this Agreement (a “Third Party Claim”) in respect of which indemnity may be sought under this Section 7 promptly after the indemnified party learns of the Third Party Claim; provided, however, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, as promptly as practicable after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b)

If a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, by providing notice to the indemnified party delivered within 20 business days after the receipt of notice of such Third Party Claim, to assume the defense thereof with counsel selected by the indemnifying party; provided that (i) such counsel is approved by the indemnified party (such approval not to be unreasonably withheld or delayed), (ii) the indemnified party is kept informed of all developments, and is furnished with copies of all documents and papers, related thereto and is given the right to participate in the defense and investigation thereof as provided below, and (iii) such counsel proceeds with diligence and in good faith with respect thereto. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party will not as long as it conducts such defense be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ its own counsel, separate from the counsel employed by the indemnifying party at its own expense, except that the indemnifying party shall bear the expense of such separate counsel if (A) in the written opinion of counsel to the indemnified party reasonably acceptable to the indemnifying party, use of counsel of the indemnifying party's choice would be expected to give rise to a conflict of interest or (B) there are or may be legal defenses available to the indemnified party that are different from or additional to those available to the indemnifying party. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend or prosecute any Third Party Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The indemnifying party shall be authorized to consent to a settlement of any Third Party Claim as to which the indemnifying party has assumed the defense in accordance with the terms of this Section 7, without the consent of any indemnified party, but only to the extent that such settlement (i) provides solely for the payment of money damages by the indemnifying party, and for payment to be concurrent with the effectiveness of the settlement and (ii) provides a complete release of the respective party potentially affected by such Third Party Claim from all matters that were or could have been asserted in connection with such claims. Except as provided in the foregoing sentence, settlement or consent to entry of judgment shall require the prior approval of the indemnified party.

7.6

Procedures for Direct Claims. In the event any indemnified party shall have a claim for indemnity against the indemnifying party that does not involve a Third Party Claim, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. Such notice referred to in the preceding sentence shall state the relevant facts and include therewith relevant documents and a statement in reasonable detail as to the basis for the indemnification sought. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party with respect to any claim made pursuant to this Section 7.5, it being understood that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty. If the indemnifying party does not notify the indemnified party within 20 business days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under this Section, the claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under this Article 7.

7.7

Other Indemnification Provisions. The indemnities provided in this Agreement shall survive the Closing and are in addition to, and not in derogation of, any other legal or equitable remedy any party may have with respect to the transactions contemplated by this Agreement.

7.8

Certain Limitations. The amount of any Losses for which indemnification is provided under this Agreement shall be net of any amounts recovered by the indemnified party under insurance policies with respect to such Losses and shall be (i) increased to take account of any tax cost incurred (grossed up for such increase) by the indemnified party arising from the receipt of indemnity payments hereunder, and (ii) reduced to take account of any tax benefit realized by the indemnified party arising from the incurrence or payment of any such Losses. Such tax cost or tax benefit, as the case may be, shall be computed for any year using the indemnified party's actual tax liability with and without (i) the receipt of any indemnification payments made pursuant to this Agreement and (ii) the incurrence or payment of any Losses for which indemnification is provided under this Agreement in such year.

7.9

Limited to Actual Damages. The indemnification obligations of the parties shall be limited to actual damages or loss and shall not include incidental, consequential, indirect, punitive or exemplary damages.

ARTICLE 8

DISCLAIMERS AND WAIVERS

OIL AND GAS INTERESTS

Other than those representations and warranties expressly set out in Article 3, herein, Shareholders and, to the extent applicable, Company and Target Companies, hereby expressly disclaim any and all representations or warranties with respect to the Oil and Gas Interests. For purposes of this Article 8, “Shareholders” shall be deemed to include “Company and Target Companies” to the extent applicable.

WITHOUT LIMITING THE FOREGOING, SHAREHOLDERS MAKE NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO RADIANT IN CONNECTION WITH THE OIL AND GAS INTERESTS OR OTHERWISE CONSTITUTING A PORTION OF THE OIL AND GAS INTERESTS (II) THE PRESENCE, QUALITY AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE OIL AND GAS INTERESTS; (III) THE ABILITY OF THE OIL AND GAS INTERESTS TO PRODUCE HYDROCARBONS, INCLUDING PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; (IV) THE PRESENT OR FUTURE VALUE OF THE ANTICAPTED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE OIL AND GAS INTERESTS; (V) THE ENVIRONMENTAL CONDITION OF THE OIL AND GAS INTERESTS; (VI) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR, AND (VII) ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY INFORMATION OR MATERIAL FURNISHED TO RADIANT BY SHAREHOLDER OR OTHERWISE CONSTITUTING A PORTION OF THE OIL AND GAS INTERESTS.

WITHOUT LIMITING THE FOREGOING, SHAREHOLDERS HEREBY EXPRESSLY DISCLAIMS ANY WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE OR OTHERWISE, AS TO OPERATING CONDITION, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, CONDITION OR OTHERWISE, CONCERNING ANY OF THE OIL AND GAS INTERESTS. ALL WELLS, PERSONAL PROPERTY, MACHINERY, EQUIPMENT AND FACILITIES THEREIN, THEREON AND APPURTENANT THERETO, SHALL BE CONVEYED BY SHAREHOLDER AND ACCEPTED BY RADIANT PRECISELY AND ONLY “AS IS, WHERE IS, AND WITH ALL FAULTS AND WITHOUT WARRANTY.” SHAREHOLDER DOES NOT WARRANT THE OIL AND GAS INTERESTS TO BE FREE FROM REDHIBITORY DEFECTS, LATENT OR APPARENT, AND RADIANT EXPRESSLY SEPCIFICALLY WAIVES ANY CLAIM UNDER ARTICLES 2520 THROUGH 2548 OF THE LOUISIANA CIVIL CODE, AS AMENDED, OR ANY OTHER PROVISIONS OR THEORIES OF LAW, FOR A REDUCTION OR ADJUSTMENT OF THE CONSIDERATION BASED UPON REDHIBITION OR QUANTI MINORIS OR ACTION OF EVICTION ON ACCOUNT OF CONDITION OR MERCHANTABILITY OF THE OIL AND GAS INTERESTS. THIS WAIVER OF WARRANTY EXTENDS TO ALL DEFECTS, EVEN IF THE DEFECT OR DEFECTS RENDER THE OIL AND GAS INTERESTS ABSOLUTELY USELESS OR SO INCONVENIENT OR IMPERFECT THAT RADIANT WOULD NOT HAVE PURCHASED THE OIL AND GAS INTERESTS HAD RADIANT KNOWN OF THE DEFECT. RADIANT ACKNOWLEDGES THAT IT HAS EXAMINED THE OIL AND GAS INTERESTS THOROUGHLY AND IS FULLY SATISFIED WITH THEIR CONDITION. RADIANT AND SHAREHOLDER ACKNOWLEDGE AND STIPULATE THAT THE REORGANIZATION EFFECTED HEREBY WAS NEGOTIATED AND AGREED UPON AFTER CONSIDERATION OF THIS WAIVER OF WARRANTY. RADIANT ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF RADIANT AND EXPLAINED IN DETAIL AND THAT RADIANT HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER OF WARRANTY OF FITNESS AND/OR WARRANTY AGAINST REHIBITORY VICES AND DEFECTS.

RADIANT HEREBY ALSO WAIVES ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET. SEQ., BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS, AND ANY SIMILAR LAW IN ANY OTHER STATE TO THE EXTENT SUCH ACT OR SIMILAR LAW WOULD OTHERWISE APPLY. AFTER CONSULTATION WITH AN ATTORNEY OF RADIANT’S OWN SELECTION, RADIANT VOLUNTARILY CONSENTS TO THIS WAIVER.

ARTICLE 9

MISCELLANEOUS

9.1

Knowledge of Shareholders, the Company or Radiant. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge, information and belief of the Shareholders, the Company and Radiant, as the case may be, confirm that they have made due and diligent inquiry as to the matters that are the subject of such representations and warranties.

9.2

Definitions.

“Defensible Title” means such right, title and interest that is (a) evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to prevail against competing claims of bona fide purchasers for value without notice, and (b) subject to Permitted Liens, free and clear of all liens, claims, infringements, burdens and other defects.

“Material Adverse Effect” means:

(a)

when used with respect to the Company, a result or consequence that is, or is reasonably likely to be, (i) materially adverse the financial condition, business, properties or prospects of the Company, or (ii) will, or is reasonably likely to, materially impair the ability of the Company to own, hold, develop and operate their assets; provided, however, that a Material Adverse Effect shall not include any effect or change that arises by one or more of: (A) changes to economic, political or business conditions affecting the domestic energy markets generally, except, in each case, to the extent any such changes or effects materially disproportionately affect the Company, (B) the occurrence of natural disasters of any type, (C) changes in market prices, both domestically and globally, for any carbon-based energy product and any write-down for accounting purposes of oil and gas reserves as a result of a “ceiling test” or property impairment to the extent but only to the extent such write-down or property impairment is directly attributable to changes in market prices of oil or gas, (D) the announcement or pendency of this Agreement and the transactions contemplated hereby, compliance with the terms hereof or the disclosure of the fact that Radiant is the prospective owner of the Company, (E) the existence or occurrence of war, acts of war, terrorism or similar hostilities, or (F) changes in laws of general applicability or interpretations thereof by courts or governmental entities.

(b)

when used with respect to Radiant, a result or consequence that is (i) materially adverse to the financial condition, results of operations, business, properties or prospects of Radiant, or (ii) materially impair the ability of the Radiant to own, hold, develop and operate their assets; provided, however, that a Material Adverse Effect shall not include any effect or change that arises by one or more of: (A) the announcement or pendency of this Agreement and the transactions contemplated hereby, compliance with the terms hereof or the disclosure of the fact that Radiant is the prospective owner of the Company, including any Action or Proceeding arising from any of the foregoing, (B) changes in laws of general applicability or interpretations thereof by courts or governmental entities, or (M) changes in the market price of either Radiant Common Stock (but not any change underlying such changes in price to the extent such change would otherwise constitute a Material Adverse Effect).

“Material Contracts” means any contract that is either necessary or useful to the conduct of the Target Companies business.

“Oil and Gas” means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

“Oil and Gas Interest(s)” means: (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, including working, royalty and overriding royalty interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests; (b) interests in and rights with respect to Oil and Gas and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, mineral fee interests, reversionary interests, reservations and concessions; (c) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (d) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

“Ownership Interests” means the ownership interests of the Target Companies in their respective proved properties, as set forth in the Company Reserve Report, included in Section 3.9(b).

9.3

Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Texas without regard to conflicts of laws.

9.4

Arbitration. All disputes arising out of, or in connection with, this Agreement or any determination required to be made by the parties as to which the parties cannot reach agreement shall be settled by arbitration in Houston, Harris County, Texas. Any matter to be submitted to arbitration shall be determined by a panel of three (3) arbitrators. Each arbitrator shall be experienced in similar transactions involving acquisition of oil and gas interests and shall be appointed by (a) mutual agreement of the parties, or (b) failing such agreement, within thirty (30) days of the request for arbitration, each party shall appoint one (1) arbitrator, and the third arbitrator shall be appointed by the other two arbitrators or, if they cannot agree, by the American Arbitration Association (“AAA”).

In the event of the failure or refusal of the parties to approve the arbitrators within sixty (60) days of the request for arbitration, the arbitrators remaining to be named shall be selected in accordance with reasonable rules established by the AAA. The arbitration shall be conducted in accordance with reasonable rules established by the arbitrators. Any award by the arbitrators shall be final, binding and non-appealable, and judgment made be entered thereon in any court of competent jurisdiction. All arbitrators must be independent of all the parties and not biased in any manner.

9.5

Captions. The Article and Section captions used herein for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

9.6

Notices. Any notice or other communication required or permitted hereunder shall be deemed sufficiently given when delivered in person, one business day after delivery to a reputable overnight carrier, four business days if delivered by registered or certified mail, postage prepaid or when sent by telecopy with a copy following by hand or overnight carrier or mailed, certified or registered mail, postage prepaid, addressed as follows:

If to Radiant:

Radiant Oil & Gas, Inc.

2202 Bluebonnet Drive

Richardson, Texas 75082

(469) 233-6258

with a required copy to:

Sondra Jones Jurica, Esq.

Brewer & Pritchard, P.C.

Three Riverway, 18th Floor

Houston, TX 77056

With a copy to:

Thomas Pritchard, Esq.

Brewer & Pritchard, P.C.

Three Riverway, 18th Floor

Houston, TX 77056

If to the Company or Shareholders:

Jurasin Oil & Gas, Inc.

9700 Richmond Avenue, Suite 124

Houston, Texas 77042

Telephone: (832) 242-6000

Facsimile:

 (713) 917-0493

E-mail:

johnjurasin@jurasinoilgas.com

With a copy to:

Michael C. McKeogh, Esq.

601 Poydras Street, Suite 1633

New Orleans, Louisiana 70130

Telephone: (504) 524-3611

Facsimile:

(504) 524-3019

E-mail:

mcklaw@bellsouth.net

9.7

Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

9.8

Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

9.9

Entire Agreement. This Agreement, including the Schedules hereto and the other documents referred to herein which form a part hereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements, negotiations, discussions, representations and understandings between the parties with respect to such subject matter.

9.10

Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by Radiant, the Company, and the Shareholders.

9.11

Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

9.12

Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereof.

9.13

Cooperation After Closing.

From and after the Closing Date, each of the parties hereto shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

ARTICLE 10

COVENANTS

10.1

Access to Information. The Shareholders, the Company and Radiant agree that, prior to the Closing Date, the other parties hereto shall be entitled, through its officers, employees and representatives (including, without limitation, its legal and financial advisors and accountants), to make such investigation of the properties, businesses and operations of Company or Radiant and their respective subsidiaries, as applicable, and such examination of the books, records and financial condition of Company or Radiant (and their respective subsidiaries), as applicable, as such other party reasonably requests and to make copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Shareholders, the Company and Radiant shall cooperate, and shall cause their respective subsidiaries to cooperate, fully therein. No investigation by the Shareholders, the Company or Radiant prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the other party thereto contained in this Agreement or any other agreements or certificates in connection with the transactions contemplated by this Agreement. In order that each of Radiant, the Company, and the Shareholders may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of Company or Radiant (and their respective subsidiaries), as applicable, the Shareholders, the Company and the Radiant shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of Company or Radiant, as applicable, to cooperate fully with such representatives in connection with such review and examination.

10.2

Conduct of Radiant’s and Company’s Business Pending the Closing.

(a)

Prior to the Closing Date, except as otherwise expressly contemplated by this Agreement, the Target Companies and Radiant shall:

(i)

conduct business only in the ordinary course consistent with past practice;

(ii)

use their best efforts to (A) preserve present business operations, organization (including, without limitation, management and the sales force) and goodwill, and (B) preserve its present relationship with Persons having business dealings with such party;

(iii)

maintain (A) all assets and properties in their current condition, ordinary wear and tear excepted, and (B) insurance upon all of their properties and assets in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv)

(A) maintain books, accounts and records in the ordinary course of business consistent with past practices, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts (other than in the ordinary course of business), and (C) comply with all contractual and other obligations applicable to their operations; and

(v)

comply in all material respects with applicable Laws.

(b)

Prior to the Closing Date, except as otherwise expressly contemplated by this Agreement, the Target Companies and Radiant shall not:

(i)

declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

(ii)

transfer, issue, sell or dispose of any shares of its capital stock or other securities of itself or its subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of itself or any of its subsidiaries;

(iii)

effect any recapitalization, reclassification, stock split or like change in its capitalization except as contemplated by this Agreement;

(iv)

amend its certificate of incorporation, by-laws, memorandum or articles of association or similar organizational documents;

(v)

(A) materially increase the annual level of compensation of any employee, (B) increase the annual level of compensation payable or to become payable by it or any of its Subsidiaries to any of their respective executive officers, (C) grant any bonus, benefit or other direct or indirect compensation to any employee, director or consultant, other than in the ordinary course consistent with past practice, (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of its or its subsidiaries’ directors, officers, employees, agents or representatives or otherwise modify or amend or terminate any such plan or arrangement;

(vi)

except for trade payables, to borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other Person;

(vii)

except as may be permitted pursuant to clause (vi) above, subject to any lien (except for leases that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted and in the ordinary course of business), any of its properties or assets (whether tangible or intangible);

(viii)

acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of its material properties or assets (except for fair consideration in the ordinary course of business consistent with past practice);

(ix)

cancel or compromise any debt or claim or waive or release any material right except in the ordinary course of business consistent with past practice;

(x)

enter into any commitments for capital expenditures in excess of $5,000 for any individual commitment and $10,000 for all commitments in the aggregate;

(xi)

enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization;

(xii)

enter into any transaction or make or enter into any contract which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice.

(xiii)

transfer any funds or assets to any of its officers and directors, which funds and assets are, in the aggregate, worth in excess of $10,000, except for the purchase of goods and services from any such officer or director in the ordinary course of business at the fair market value for such goods and services;

(xiv)

agree to do anything prohibited by this Section 9.2 or anything which would make any of the representations and warranties of Radiant, the Company or the Shareholders in this Agreement untrue or incorrect in any material respect as of any time through and including the Closing Date.

10.3

Consents and Approvals. The Shareholders, Radiant and the Company shall use their respective best efforts, and shall cooperate with each other, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement; provided, however, that neither the Shareholders, Radiant, nor the Company shall be obligated to pay any consideration (except for filing fees) therefor to any third party from whom consent or approval is requested.

10.4

Other Actions. The Shareholders, the Company and Radiant shall use their best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

10.5

Publicity. Neither the Shareholders, the Company, nor Radiant shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Shareholder, Radiant or the Company, disclosure is otherwise required by applicable law or by the applicable rules of any stock exchange on which Radiant or Company (or any Affiliates thereof) lists securities; provided that, to the extent required by applicable law, the party intending to make such release shall use commercially reasonable efforts consistent with such applicable law to consult with the other parties with respect to the text thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of Radiant, the Company, and the Shareholders have executed this Agreement, all as of the day and year first above written.

Radiant Energy, Inc.		SHAREHOLDERS:

By:	/s/ Brian Rodriguez	/s/ John M. Jurasin
Name:	Brian Rodriguez	John M. Jurasin
Title:	President
/s/ Robert M. Gray
Jurasin Oil & Gas, Inc.		Robert M. Gray

By:	/s/ John M. Jurasin	/s/ Arthur Thomas McCarroll
Name:	John M. Jurasin	Arthur Thomas McCarroll
Title:	President, CEO
/s/ Barry J. Rava
Barry J. Rava

/s/ Allen W. Hobbs
Allen W. Hobbs

/s/ Melissa Wright
Melissa Wright